Exhibit 99.1

News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
April 22, 2011	Rodger A. McHargue at (812) 238-6334
1st Quarter Results Announced for First Financial Corporation
TERRE HAUTE, INDIANA — First Financial Corporation (NASDAQ:THFF) today announced results for the three months ended March 31, 2011. Net income for the quarter increased 54.8% or $3.1 million to $8.8 million from the $5.7 million reported for 2010. Return on assets and return on equity for 2011 was 1.42% and 10.76%, respectively, compared to 0.92% and 7.29% for 2010. Earnings per share increased $0.24 to $0.67 compared to $0.43 at March 31, 2010.
Net interest income for 2011 of $24.8 million is an increase of 6.3% over the $23.3 million reported for 2010. The net interest margin of 4.51% for 2011 is an increase of 5.9% over the 4.26% reported for 2010 as the Corporation continues to realize the benefits of reduced funding costs.
The provision for loan losses decreased $1.2 million or 51.4% for the three months ended March 31, 2011, as net charge-offs were down 62.1% or $1.5 million from the same period of 2010.
Non-interest income for the three months ended March 31, 2011 was $8.3 million compared to $5.0 million for the same period of 2010 as non-interest income during the first quarter of 2010 was reduced by $2.9 million for other-than-temporary impairment of collateralized debt obligations.
Non-interest expense for 2011 was $19.0 million compared to $18.3 million in 2010, a $669 thousand or 3.7% increase. The Corporation continues to control expenses as employee attrition has been absorbed through more efficient operations. The Corporation has 15 fewer full-time equivalent employees at March 31, 2011 than at the same time last year contributing to a to 55.15% efficiency ratio, a 6.6% improvement.
Total deposits at March 31, 2011 grew by $137.0 million or 7.6% to $1.94 billion compared to $1.81 billion reported the same time a year ago. The increase in deposits was used to decrease the Corporation’s Federal Home Loan Bank borrowings by $127.0 million, contributing to the improved net interest income. 2011 shareholders’ equity and book value per share increased 5.9% and 5.6%, respectively, to $334.6 million and $25.44 per share.
First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

First Financial Corporation
For the Quarter Ending March 31, 2011
(Dollar amounts in thousands except per share data)

	03/31/11	03/31/10	Change	% Change

Year to Date Information:

Net Income	$8,803	$5,686	$3,117	54.82%
Earnings Per Average Share	$0.67	$0.43	$0.24	55.81%
Return on Assets	1.42%	0.92%	0.50%	54.35%
Return on Equity	10.76%	7.29%	3.47%	47.60%
Net Interest Margin	4.51%	4.26%	0.25%	5.87%
Net Interest Income	$24,755	$23,281	$1,474	6.33%
Non-Interest Income	$8,302	$5,014	$3,288	65.58%
Non-Interest Expense	$18,950	$18,281	$669	3.66%
Loss Provision	$1,182	$2,430	($1,248)	-51.36%
Net Charge Offs	$944	$2,489	($1,545)	-62.07%
Efficiency Ratio	55.15%	61.76%	-6.62%	-10.71%

Balance Sheet:

Assets	$2,496,164	$2,473,056	$23,108	0.93%
Deposits	$1,943,524	$1,806,542	$136,982	7.58%
Loans	$1,610,854	$1,620,690	($9,836)	-0.61%
Shareholders’ Equity	$334,632	$316,096	$18,536	5.86%
Book Value Per Share	$25.44	$24.09	$1.35	5.61%
Average Assets	2,485,855	2,481,084	$4,771	0.19%